PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 14, 1998)

                                 $1,000,000,000
                                TIME WARNER INC.
                           6 5/8% DEBENTURES DUE 2029

                         UNCONDITIONALLY GUARANTEED BY
                          TIME WARNER COMPANIES, INC.
                                      AND
                        TURNER BROADCASTING SYSTEM, INC.

----------------------------------------------------------
                   Interest payable on May 15 and November 15

----------------------------------------------------------
THE DEBENTURES ARE SENIOR SECURITIES OF TIME WARNER INC. AND THE GUARANTEES ARE SENIOR OBLIGATIONS OF TIME WARNER COMPANIES, INC. AND TURNER BROADCASTING
     SYSTEM, INC. EACH OF THESE COMPANIES IS A HOLDING COMPANY THAT
         DERIVES ITS OPERATING INCOME AND CASH FLOW FROM ITS
            SUBSIDIARIES. SEE 'HOLDING COMPANY STRUCTURE.'

                  ------------------------------------------------------------

TIME WARNER INC. MAY, AT ANY TIME, REDEEM THE DEBENTURES IN WHOLE OR IN PART AT
       THE REDEMPTION PRICE DESCRIBED IN THIS PROSPECTUS SUPPLEMENT.

                            ------------------------
                   PRICE 99.059% AND ACCRUED INTEREST, IF ANY
                            ------------------------

                                                                                  UNDERWRITING
                                                                    PRICE TO      DISCOUNTS AND     PROCEEDS TO
                                                                     PUBLIC        COMMISSIONS        COMPANY
                                                                  -------------   -------------    -------------
Per debenture..................................................      99.059%          .875%           98.184%
Total..........................................................   $990,590,000     $8,750,000      $981,840,000

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the debentures to purchasers on November 23, 1998.

                            ------------------------
MORGAN STANLEY DEAN WITTER
           BEAR, STEARNS & CO. INC.
                          CHASE SECURITIES INC.
                                          MERRILL LYNCH & CO.
                                                         SALOMON SMITH BARNEY

November 18, 1998

                               TABLE OF CONTENTS

             PROSPECTUS SUPPLEMENT                 PAGE
------------------------------------------------   ----

The Company.....................................    S-3
Ratio of Earnings to Fixed Charges..............    S-3
Use of Proceeds.................................    S-5
Description of the Debentures and the
  Guarantees....................................    S-5
Holding Company Structure.......................    S-8
Certain United States Federal Income Tax
  Considerations................................    S-9
Underwriters....................................    S-9
Legal Opinions..................................   S-10


                   PROSPECTUS                      PAGE
------------------------------------------------   ----
Available Information...........................      2
Information Incorporated by Reference...........      2
The Company.....................................      3
Ratio of Earnings to Fixed Charges..............      4
Use of Proceeds.................................      5
Description of Debt Securities and the
  Guarantees....................................      6
Global Securities...............................     11
Holding Company Structure.......................     13
Plan of Distribution............................     13
Legal Opinions..................................     14
Experts.........................................     14

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither Time Warner Inc. nor the Underwriters have authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. Time Warner Inc. and the Underwriters are offering to sell the Debentures and seeking offers to buy the Debentures only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement and the date of the accompanying prospectus, regardless of the time of delivery of this prospectus supplement or any sale of the Debentures.

                                  THE COMPANY

     Because the following is a summary of the business of Time Warner Inc. and its subsidiaries (the 'Company'), it does not contain all the information that may be important to investors. You should read it together with the more detailed information and financial statements included in this prospectus supplement and the accompanying prospectus or referred to in those documents.

     The Company is the world's leading media and entertainment company and has interests in four fundamental areas of business:

     ENTERTAINMENT -- includes principally interests in:

          filmed entertainment
          television production
          television broadcasting
          recorded music
          music publishing

     CABLE NETWORKS -- includes principally interests in:

            cable television programming

     PUBLISHING -- includes principally interests in:

          magazine publishing
          book publishing
          direct marketing

     CABLE -- includes principally interests in:

            cable television systems

     Each of Time Warner Inc. (the 'Issuer'), Time Warner Companies, Inc. ('TWC') and Turner Broadcasting System, Inc. ('TBS' and, together with TWC, the 'Guarantors') is a holding company that derives its operating income and cash flow from its subsidiaries and investments. The assets of the Issuer consist primarily of its investments in TWC and TBS. The assets of TWC consist primarily of its investments in its consolidated and unconsolidated subsidiaries, including Time Warner Entertainment Company, L.P. ('TWE'). The assets of TBS consist primarily of investments in its consolidated and unconsolidated subsidiaries. The ability of the Issuer and the Guarantors to service their respective indebtedness and other liabilities, including the Debentures and the Guarantees, respectively, is dependent primarily upon the earnings and cash flow of their respective consolidated and unconsolidated subsidiaries and the distribution or other payment to them of such earnings and cash flow. See 'Holding Company Structure.'

     The Issuer became the parent of TWC and TBS on October 10, 1996 upon the merger of TWC and TBS with separate subsidiaries of the Issuer (the 'TBS Merger'), as more fully described in the accompanying prospectus.

     The principal executive offices of each of the Issuer and TWC are located at 75 Rockefeller Plaza, New York, NY 10019 and the telephone number of each is
(212) 484-8000. The principal executive offices of TBS are located at One CNN Center, Atlanta, Georgia 30303 and the telephone number of TBS is (404) 827-1700.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratios of earnings to fixed charges for each of the Issuer, TWC and TBS are set forth below for the periods indicated. For periods in which earnings before fixed charges were insufficient to cover fixed charges, the dollar amount of coverage deficiency (in millions), instead of the ratio, is disclosed.

     The ratios of earnings to fixed charges (or coverage deficiencies) of TBS for all periods after the TBS Merger have been adjusted to reflect the Issuer's basis of accounting. The ratios of earnings to fixed charges (or coverage deficiencies) of TBS for all periods before the TBS Merger are reflected at TBS's historical cost basis of accounting. Certain reclassifications have been made to TBS's ratios of earnings to fixed charges for periods before the TBS Merger to conform to the presentation after the TBS Merger.

     The ratio of earnings to fixed charges of each of the Issuer and TWC for the nine months ended September 30, 1998 reflects the transfer of cable television systems (or interests therein) serving approximately 650,000 subscribers that were formerly owned by subsidiaries of TWC to the Time Warner Entertainment -- Advance/Newhouse Partnership, subject to approximately $1 billion of debt, in exchange for common and preferred partnership interests therein, as well as certain related transactions.

     The ratio of earnings to fixed charges of each of the Issuer and TWC for 1996 reflects (a) the use of approximately $1.55 billion of net proceeds from the issuance of 1.6 million shares of 10 1/4% Series M Exchangeable Preferred Stock, having an aggregate liquidation preference of $1.6 billion, to reduce outstanding indebtedness, (b) the acquisition of Cablevision Industries Corporation and related companies, including the assumption or incurrence of approximately $2 billion of indebtedness and (c) with respect to the Issuer only, the TBS Merger, including the assumption of approximately $2.8 billion of indebtedness.

     The ratio of earnings to fixed charges of each of the Issuer and TWC for 1995 reflects (a) the acquisition of KBLCOM Incorporated and Summit Communications Group, Inc., including the assumption or incurrence of approximately $1.3 million of indebtedness and (b) the exchange by Toshiba Corporation and ITOCHU Corporation of their direct and indirect interests in TWE.

                                                                   NINE MONTHS
                                                                      ENDED
                                                                  SEPTEMBER 30,             YEARS ENDED DECEMBER 31,
                                                                 ---------------   ------------------------------------------
                                                                  1998     1997     1997     1996     1995     1994     1993
                                                                 ------   ------   ------   ------   ------   ------   ------

Issuer........................................................    1.5x     1.4x     1.6x     1.1x     1.1x     1.1x     1.1x
TWC...........................................................    1.5x     1.4x     1.6x     1.1x     1.1x     1.1x     1.1x

                 NINE MONTHS ENDED                                                                              YEARS ENDED
                   SEPTEMBER 30,                                THREE MONTHS            NINE MONTHS             DECEMBER 31,
              -----------------------       YEAR ENDED             ENDED                   ENDED          ------------------------
                 1998         1997      DECEMBER 31, 1997    DECEMBER 31, 1996       SEPTEMBER 30, 1996    1995     1994     1993
              ----------   ----------   ------------------   ------------------      ------------------   ------   ------   ------
TBS........      2.2x         1.8x             2.1x                 1.6x                   $(44)           1.7x     1.3x     1.6x

     For purposes of computing the ratio of earnings to fixed charges for each company:

     Earnings equals the sum of:

          (a) pretax income;

          (b) interest expense, including previously capitalized interest amortized to expense and the portion of rents representative of an interest factor for each company and its majority-owned subsidiaries;

          (c) the proportionate share of the items included in (b) above for each company's 50%-owned investees;

          (d) preferred stock dividend requirements of majority-owned subsidiaries;

          (e) minority interest in the income of majority-owned subsidiaries that have fixed charges; and

          (f) the amount of undistributed losses of each company's less-than-50% owned investees.

     This earnings calculation includes significant noncash charges for depreciation and amortization.

     Fixed charges equals the sum of:

          (x) interest expense, including interest capitalized and the portion of rents representative of an interest factor for each company and its majority-owned subsidiaries;

          (y) the proportionate share of the items included in (x) above for each company's 50%-owned investees; and

          (z) preferred stock dividend requirements of majority-owned subsidiaries.

     The amount of noncash interest expense included in the fixed charges of each of the Issuer, TWC and TBS for the periods indicated are set forth below.

NONCASH INTEREST EXPENSE INCLUDED IN FIXED CHARGES

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,                        YEARS ENDED DECEMBER 31,
                                                    --------------------------------------    --------------------------------------
                                                          1998                 1997           1997    1996      1995    1994    1993
                                                    -----------------    -----------------    ----    ----      ----    ----    ----
                                                                                       (MILLIONS)

Issuer...........................................          $29                  $75           $98     $96       $176    $219    $185
TWC..............................................          $29                  $73           $96     $91       $176    $219    $185
TBS..............................................           --                  $ 2           $ 2     $19(a)    $ 18    $ 17    $ 29

------------

 (a) Consists of $5 million of noncash interest expense for the three-month period after the TBS Merger ended December 31, 1996 and $14 million for the nine-month period before the TBS Merger ended September 30, 1996.

                                USE OF PROCEEDS

     The Issuer intends to use the net proceeds from the sale of the Debentures (aggregating approximately $981 million after deducting estimated expenses of approximately $750,000) to fund a portion of the redemption of the Issuer's
10 1/4% Series M Exchangeable Preferred Stock on December 30, 1998.

                DESCRIPTION OF THE DEBENTURES AND THE GUARANTEES

     The Debentures will be issued under an Indenture dated as of June 1, 1998 (the 'Indenture'), among the Issuer, TWC, TBS and The Chase Manhattan Bank (the 'Trustee'), as Trustee. This section describes the terms of the Debentures in greater detail than the prospectus accompanying this document, and may provide information that differs from that prospectus. If the information does differ from the prospectus, investors should rely on the information in this document.

     Capitalized terms used but not defined here or in the accompanying prospectus have the meanings given to them in the Indenture. Section references are to the Indenture unless otherwise indicated.

TERMS OF 6 5/8% DEBENTURES DUE 2029

     The Debentures have the following terms:

           $1,000,000,000 aggregate principal amount

           6 5/8% annual interest rate

           maturity date of May 15, 2029

           interest calculated on the basis of a 360-day year of twelve 30-day months interest will be paid on May 15 and November 15 of each year (commencing May 15, 1999) to holders of record on the May 1 or November 1 preceding such dates redeemable prior to maturity at any time at the redemption price described under ' -- Optional Redemption'

           no sinking fund

           book-entry registration only in denominations of $1,000 and integral multiples thereof (see 'Book-Entry System')

GUARANTEES

     The Guarantees constitute guarantees of payment, performance and compliance and not merely of collection. Each of TWC and TBS, as primary obligor and not merely as surety, will irrevocably and unconditionally guarantee to each Holder of Debentures and the Trustee (a) the payment of principal and interest due on the Debentures whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Issuer under the Indenture and the Debentures and (b) the performance of all other obligations of the Issuer under the Indenture and the Debentures within applicable grace periods. The obligations of each of TWC and TBS under the Indenture will be unconditional regardless of any action to enforce such obligations, the recovery of any judgment against the Issuer or the other Guarantor or any waiver or amendment of the provisions of the Indenture or the Debentures to the extent that any such action or similar action would otherwise constitute a legal or equitable defense of a guarantor (except that each such waiver or amendment will be effective in accordance with its terms). The obligations of TWC and TBS to make any payments may be satisfied by causing the Issuer to make such payments. If any Holder of any Debenture or the Trustee is required by a court or otherwise to return to the Issuer, TBS or TWC, or any custodian, trustee, liquidator or other similar official acting in relation to any of the Issuer, TBS or TWC, any amount paid by any of them to the Trustee or such Holder, the Guarantee of TBS and the Guarantee of TWC, to the extent previously discharged, shall be reinstated in full force and effect. Further, TWC and TBS agree to pay any and all costs and expenses (including reasonable attorneys' fees) incurred by the Trustee or any Holder in enforcing any of their rights under the Guarantees. The Indenture provides that each of the Guarantees of TWC and TBS is limited to the maximum amount that can be guaranteed by such Guarantor without rendering the relevant Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. (Article XIII)

RANKING

     The Debentures will be senior indebtedness of the Issuer and will be direct, unsecured obligations of the Issuer, ranking on a parity with all other unsecured and unsubordinated indebtedness of the Issuer. The Guarantees will be senior obligations of TWC and TBS and will be direct unsecured obligations of TWC and TBS, ranking on a parity with all other unsecured and unsubordinated obligations of TWC and TBS. Each of the Issuer, TWC and TBS is a holding company and the Debentures and the Guarantees will be effectively subordinated to all existing and future liabilities, including indebtedness, of the subsidiaries of the Issuer, TWC and TBS, respectively. See 'Holding Company Structure.'

OPTIONAL REDEMPTION

     The Debentures will be redeemable as a whole at any time or in part from time to time, at the option of the Issuer, at a redemption price equal to the greater of (i) 100% of their principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

     'Treasury Rate' means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated 'H.15(519)' or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption 'Treasury Constant Maturities,' for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

     'Business Day' means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

     'Comparable Treasury Issue' means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term ('Remaining Life') of the Debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Debentures.

     'Comparable Treasury Price' means (i) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

     'Independent Investment Banker' means Morgan Stanley & Co. Incorporated or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee.

     'Reference Treasury Dealer' means (i) Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc., Chase Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc. and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a 'Primary Treasury Dealer'), the Issuer shall substitute therefor another Primary Treasury Dealer and (ii) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with the Issuer.

     'Reference Treasury Dealer Quotations' means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

     Notice of the redemption will be mailed to Holders of Debentures by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. If fewer than all of the Debentures are to be redeemed, the Trustee will select, not more than 60 days prior to the redemption date, the particular Debentures or portions thereof for redemption from the outstanding Debentures not previously called by such method as the Trustee deems fair and appropriate.

BOOK-ENTRY SYSTEM

     The Debentures will be represented by one or more securities (the 'Global Securities') deposited with The Depository Trust Company ('DTC') and registered in the name of a nominee of DTC. Except as set forth below, the Debentures will be available for purchase in denominations of $1,000, and integral multiples thereof, in book-entry form only.

     Unless and until certificated Debentures are issued under the limited circumstances described below, no beneficial owner of a Debenture shall be entitled to receive a definitive certificate representing a Debenture. So long as DTC or its nominee is the registered owner of all the Global Securities, DTC or such nominee, as the case may be, will be considered to be the sole owner or holder of the Debentures for all purposes of the Indenture. Unless and until exchanged in whole or in part for the Debentures represented thereby, the Global Securities may not be transferred except in their entirety by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor depositary or any nominee of such successor.

     So long as the Global Securities represent the Debentures, payments of interest and principal will be made to DTC or its nominee, as the registered owner of the Global Securities. Payments to beneficial owners of the Debentures are expected to be made through DTC or its nominee, as described in the Prospectus. None of the Issuer, the Guarantors, the Trustee, any Paying Agent or the Registrar will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Securities for the Debentures or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     If DTC is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Issuer within 90 days, the Issuer will issue individual Debentures in definitive form in exchange for the Global Securities representing the Debentures. In addition, the Issuer may at any time and in its sole discretion determine not to have the Debentures represented by Global Securities, and, in such event, will issue individual Debentures in definitive form in exchange for the Global Securities. In either instance, the Issuer will issue Debentures in definitive form equal in aggregate principal amount to the Global Securities, in such names and in such principal amounts as DTC shall request. Debentures so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

     DTC has advised the Issuer and the Underwriters as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code and a 'clearing agency' registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     A further description of DTC's procedures with respect to Global Securities is set forth in the accompanying prospectus under 'Global Securities'. DTC has confirmed to the Issuer, the Underwriters and the Trustee that it intends to follow such procedures.

                           HOLDING COMPANY STRUCTURE

     Each of the Issuer, TWC and TBS is a holding company, the assets of which consist primarily of investments in its consolidated and unconsolidated subsidiaries. The assets of the Issuer consist primarily of its investment in TWC and TBS. The assets of TWC consist primarily of its investments in its consolidated and unconsolidated subsidiaries, including TWE. Although the assets of TBS consist primarily of investments in its consolidated and unconsolidated subsidiaries, TBS also directly owns certain assets that are used in the operation of TBS Superstation, a copyright-paid cable programming service, WTBS, a television station in Atlanta, Georgia, and certain retail stores that together represent less than 5% of the consolidated assets of TBS at September 30, 1998. A substantial portion of the consolidated liabilities of the Issuer, TWC and TBS have been incurred by subsidiaries. TWE, which is not consolidated with either the Issuer or TWC for financial reporting purposes, also has substantial indebtedness and other liabilities. The rights of the Issuer, TWC and TBS and the rights of their creditors, including Holders of Debentures, to participate in the distribution of assets of any person in which the Issuer, TWC or TBS owns an equity interest (including any subsidiary and TWE) upon such person's liquidation or reorganization will be subject to prior claims of such person's creditors, including trade creditors, except to the extent that the Issuer, TWC or TBS may be a creditor with recognized claims against such person (in which case the claims of the Issuer, TWC and TBS would still be subject to the prior claims of any secured creditor of such person and of any holder of indebtedness of such person that is senior to that held by the Issuer, TWC or
TBS). Accordingly, the Holders of Debentures may be deemed to be effectively subordinated to such claims. As of September 30, 1998, the consolidated and unconsolidated subsidiaries of the Issuer (excluding TWC and TBS), TWC and TBS had an aggregate of approximately $21 billion of outstanding liabilities, including indebtedness.

     The ability of each of the Issuer, TWC and TBS to service its indebtedness and other obligations, including the Debentures and the Guarantees, respectively, and the ability of each of them to pay dividends on its common and/or preferred stock is dependent primarily upon the earnings and cash flow of their respective consolidated and unconsolidated subsidiaries and the distribution or other payment to them of such earnings and cash flow.

     The TWE Agreement of Limited Partnership and its bank credit facilities limit distributions and other transfers of funds to the Issuer and TWC.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

NON-U.S. HOLDERS

     The following is a summary of certain United States Federal income tax consequences that may be relevant to a beneficial owner of the Debentures that is not (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any State thereof or the District of Columbia or (iii) a person otherwise subject to United States Federal income taxation on its worldwide income (any of the foregoing, a 'Non-U.S. Holder'). This summary deals only with Non-U.S. Holders that are initial holders of the Debentures and that will hold the Debentures as capital assets. It does not address the tax considerations applicable to Non-U.S. Holders if income or gain in respect of the Debentures is effectively connected with the conduct of a trade or business in the United States.

     Generally, payments of interest made with respect to the Debentures to a Non-U.S. Holder will not be subject to United States Federal income or withholding tax, provided that (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Issuer entitled to vote, (ii) the Non-U.S. Holder is not a controlled foreign corporation for United States tax purposes that is directly or indirectly related to the Issuer through stock ownership and (iii) the Non-U.S. Holder complies with applicable certification requirements.

     Any capital gain realized on the sale, exchange, retirement or other disposition of a Debenture by a Non-U.S. Holder will not be subject to United States Federal income or withholding taxes unless such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition and meets certain additional requirements.

     PURCHASERS OF THE DEBENTURES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE POSSIBLE APPLICABILITY OF UNITED STATES FEDERAL INCOME, WITHHOLDING AND OTHER TAXES UPON INCOME REALIZED IN RESPECT OF THE DEBENTURES.

BACKUP WITHHOLDING AND INFORMATION REPORTING FOR HOLDERS

     Any noncorporate Holder of the Debentures may be subject to information reporting and backup withholding at a rate of 31% on certain amounts paid to the holder unless such holder provides proof of an applicable exemption (including a general exemption for Non-U.S. Holders) or correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under the backup withholding rules will be credited against the holder's Federal income tax liability.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof, the Underwriters named below have severally agreed to purchase, and the Issuer has agreed to sell to them, severally, the respective principal amounts of Debentures set forth opposite their respective names below:

                                                                              PRINCIPAL AMOUNT
                                   NAME                                        OF DEBENTURES
---------------------------------------------------------------------------   ----------------

Morgan Stanley & Co. Incorporated..........................................    $  500,000,000
Bear, Stearns & Co. Inc....................................................       125,000,000
Chase Securities Inc.......................................................       125,000,000
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated..................................................       125,000,000
Salomon Smith Barney Inc...................................................       125,000,000
                                                                              ----------------
     Total.................................................................    $1,000,000,000
                                                                              ----------------
                                                                              ----------------

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Debentures are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the Debentures if any are taken.

     The Underwriters initially propose to offer part of the Debentures directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of .50% of the principal amount of the Debentures. Any Underwriter may allow, and any such dealer may reallow, a concession not in excess of .25% of the principal amount of the Debentures to certain other dealers. After the initial offering of the Debentures, the offering price and other selling terms may from time to time be varied by the Underwriters.

     The Issuer has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Issuer does not intend to apply for listing of the Debentures on a national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the Debentures as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Debentures and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the Debentures.

     In order to facilitate the offering of the Debentures, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Debentures. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Debentures for their own account. In addition, to stabilize the price of the Debentures, the Underwriters may bid for, and purchase, Debentures in the open market. Finally, the Underwriters may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Debentures in the offering, if the Underwriters repurchase previously distributed Debentures in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price for the Debentures above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

     In the ordinary course of their respective businesses, the Underwriters and certain of their respective affiliates have in the past and may in the future provide investment banking services to or engage in transactions of a financial nature with the Issuer and its subsidiaries, including the provision of certain advisory services and the making of loans to the Issuer and its subsidiaries, for which they have received or will receive customary compensation. The Chase Manhattan Bank, the Trustee, is an affiliate of Chase Securities Inc., one of the Underwriters. The Chase Manhattan Bank and its affiliates engage in various general financing and banking transactions with the Issuer and its subsidiaries.

                                 LEGAL OPINIONS

     Certain legal matters will be passed upon for the Issuer and the Guarantors by Cravath, Swaine & Moore, New York, New York, and for the Underwriters by Shearman & Sterling, New York, New York.

PROSPECTUS

                                TIME WARNER INC.
                                DEBT SECURITIES
                         UNCONDITIONALLY GUARANTEED BY
                          TIME WARNER COMPANIES, INC.
                                      AND
                        TURNER BROADCASTING SYSTEM, INC.

     Time Warner Inc. (the 'Issuer') may offer from time to time, together or separately, unsecured notes, debentures or other evidences of indebtedness ('Debt Securities'), having an aggregate initial public offering price not to exceed $2,000,000,000 (including the U.S. dollar equivalent of securities for which the initial public offering price is denominated in one or more foreign currencies or composite currencies). The Debt Securities may be offered in one or more series, in amounts, at prices and on terms determined at the time of sale and set forth in a supplement to this Prospectus (a 'Prospectus Supplement').

     The Debt Securities will be irrevocably, fully and unconditionally guaranteed (the 'Guarantees') on an unsecured basis by each of Time Warner Companies, Inc. ('TWC') and Turner Broadcasting System, Inc. ('TBS'). TWC and TBS are wholly owned subsidiaries of the Issuer. The Issuer is a holding company that derives its operating income and cash flow primarily from TWC and TBS and the assets of the Issuer consist primarily of its investments in TWC and TBS. TWC and TBS are also holding companies and their assets consist primarily of investments in their respective consolidated and unconsolidated subsidiaries. See 'Holding Company Structure'. The Issuer and its consolidated and unconsolidated subsidiaries are collectively referred to as the 'Company'.

     Unless otherwise specified in an accompanying Prospectus Supplement, the Debt Securities and the Guarantees will be senior securities of the Issuer, TWC and TBS, respectively, ranking equally with all other unsubordinated and unsecured indebtedness and other obligations of the Issuer, TWC and TBS, respectively.

     The specific terms of the Debt Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement, including, where applicable, the specific designation, aggregate principal amount, currency, denomination, maturity (which may be fixed or extendible), priority, interest rate (or manner of calculation thereof), if any, time of payment of interest, if any, terms for any redemption, terms for any repayment at the option of the holder, terms for any sinking fund payments, the initial public offering price, provisions regarding original issue discount securities, additional covenants and any other specific terms of such Debt Securities.

     The Prospectus Supplement will also contain information, where applicable, about certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Debt Securities covered by the Prospectus Supplement.

     The Debt Securities may be issued only in registered form, including in the form of one or more global securities ('Global Securities'), unless otherwise set forth in the Prospectus Supplement.

                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------
     The Debt Securities may be offered directly, through agents designated from time to time or through dealers or underwriters. If any agents of the Issuer, TWC or TBS or any dealers or underwriters are involved in the offering of the Debt Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in the Prospectus Supplement. The net proceeds to the Issuer from such sale will also be set forth in the Prospectus Supplement.

                            ------------------------
                THE DATE OF THIS PROSPECTUS IS AUGUST 14, 1998.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBT SECURITIES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH DEBT SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'PLAN OF DISTRIBUTION'.

                            ------------------------

                             AVAILABLE INFORMATION

     The Issuer is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the 'Commission'). TWC and TBS are not required to file periodic reports and other information under the Exchange Act. Instead, information with respect to TWC and TBS is provided, to the extent required by the Commission, in the required filings made by the Issuer. Reports, proxy statements and other information filed by the Issuer with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street (Suite
1400), Chicago, Illinois 60661; and copies of such material may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates, or through the World Wide Web (http://www.sec.gov). Such reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York, on which one or more of the Issuer's securities are listed.

     This Prospectus constitutes a part of a Registration Statement filed by the Issuer, TWC and TBS with the Commission under the Securities Act of 1933, as amended (the 'Securities Act'). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Issuer, TWC, TBS and the Debt Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an Exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents filed with the Commission by the Issuer (File No. 001-12259) are incorporated by reference in this Prospectus:

          (a) the Issuer's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Form 10K/A dated June 25, 1998 (as amended, the 'Issuer's 1997 Form 10-K');

          (b) the Issuer's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998; and

          (c) the Issuer's Current Report on Form 8-K dated February 10, 1998.

     All documents and reports subsequently filed by the Issuer pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus or any Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

     The Issuer will furnish without charge to each person, including any beneficial owner, to whom this Prospectus and the accompanying Prospectus Supplement are delivered, upon the written or oral request of such person, a copy of any or all the documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents, and any other documents specifically identified herein as incorporated by reference into the Registration Statement to which this Prospectus relates or into such other documents. Requests should be addressed to: Shareholder Relations Department, Time Warner Inc., 75 Rockefeller Plaza, New York, New York 10019; telephone: (212) 484-6971.

                                  THE COMPANY

     The Company is the world's leading media and entertainment company and has interests in four fundamental areas of business: Entertainment, consisting principally of interests in filmed entertainment, television production, television broadcasting, recorded music and music publishing; Cable Networks, consisting principally of interests in cable television programming; Publishing, consisting principally of interests in magazine publishing, book publishing and direct marketing; and Cable, consisting principally of interests in cable television systems. Each of the Issuer, TWC and TBS is a holding company that derives its operating income and cash flow primarily from its subsidiaries and investments. The assets of the Issuer consist primarily of its investments in TWC and TBS. The assets of TWC consist primarily of its investments in its consolidated and unconsolidated subsidiaries, including Time Warner Entertainment Company, L.P. ('TWE'). The assets of TBS consist primarily of investments in its consolidated and unconsolidated subsidiaries. The ability of the Issuer, TWC and TBS to service their respective indebtedness and other liabilities, including the Debt Securities and the Guarantees, respectively, is dependent primarily upon the earnings and cash flow of their respective consolidated and unconsolidated subsidiaries and the distribution or other payment to them of such earnings and cash flow. See 'Holding Company Structure'.

     The Issuer became the parent of TWC and TBS on October 10, 1996 upon the merger of TWC and TBS with separate subsidiaries of the Issuer (the 'TBS Transaction'). In connection therewith, the Issuer changed its name to Time Warner Inc. from TW Inc. and TWC changed its name from Time Warner Inc. to Time Warner Companies, Inc. Additional information on the TBS Transaction is set forth in Note 2 to the Issuer's consolidated financial statements included in the Issuer's 1997 Form 10-K, which is incorporated by reference herein.

     TWE was formed as a Delaware limited partnership in 1992 to own and operate substantially all of the business of Warner Bros., Home Box Office and the cable television businesses owned and operated by TWC prior to such date. TWC and certain of its wholly owned subsidiaries own general and limited partnership interests aggregating 74.49% of the pro rata priority capital ('Series A Capital') and residual equity capital ('Residual Capital') of TWE and 100% of the senior priority capital and junior priority capital of TWE. The remaining 25.51% limited partnership interests in the Series A Capital and Residual Capital of TWE are held by a subsidiary of MediaOne Group, Inc., formerly U S WEST, Inc. TWC does not consolidate TWE and certain related companies (the 'Entertainment Group') for financial reporting purposes.

RECIPROCAL GUARANTEES OF EXISTING INDEBTEDNESS

     In order to integrate TBS into the Issuer's operating structure and simplify the credit structure of the Issuer, TWC and TBS such that the financial risks associated with investing in the indebtedness of any one of the three companies are substantially equivalent to those associated with investing in the indebtedness of any of the other companies, in addition to the Guarantees, the Issuer, TWC and TBS have entered into the following guarantees of outstanding publicly traded indebtedness ('Outstanding Securities') of the Issuer, TWC and
TBS:

     The Issuer, as primary obligor and not merely as surety, has irrevocably and unconditionally guaranteed (the 'Downstream Guarantees') (a) the full and punctual payment of principal of and interest on the Outstanding Securities of each of TWC and TBS when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of TWC and TBS under the Outstanding Securities of TWC and TBS and the indentures relating to the Outstanding Securities (including the obligations to the respective trustees) and (b) the full and punctual performance within applicable grace periods of all other obligations of TWC and TBS under the Outstanding Securities and the respective indentures.

     Each of TWC and TBS, as primary obligor and not merely as surety, has irrevocably and unconditionally guaranteed (a) the full and punctual payment of principal of and interest on the Outstanding Securities of the Issuer and the other party when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Issuer and the other party under the Outstanding Securities of the Issuer and such other party and the indentures relating to such Outstanding Securities (including the obligations to the respective trustees) and (b) the full and punctual performance within applicable grace periods of all other obligations of the Issuer and the other party under such Outstanding Securities and the respective indentures. The guarantee by each of TWC and TBS of the other's Outstanding Securities is herein called a 'Cross Guarantee' and the guarantee by each of TWC and TBS of the Issuer's Outstanding Securities is herein called an 'Upstream Guarantee'. The maximum aggregate amount of the Upstream Guarantee by TWC and the maximum aggregate amount of the Upstream Guarantee and the Cross Guarantee by TBS shall not exceed the maximum amount that can be guaranteed by TWC or TBS, respectively, without rendering such guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

     The Issuer's and TWC's principal executive offices are located at 75 Rockefeller Plaza, New York, New York 10019. TBS's principal executive offices are located at One CNN Center, Atlanta, Georgia 30303.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratios of earnings to fixed charges for each of the Issuer, TWC and TBS are set forth below for the periods indicated. For periods in which earnings before fixed charges were insufficient to cover fixed charges, the dollar amount of coverage deficiency (in millions), instead of the ratio, is disclosed.

     The ratios of earnings to fixed charges (or coverage deficiencies) of TBS for all post-merger periods have been adjusted to reflect the Issuer's basis of accounting. The ratios of earnings to fixed charges (or coverage deficiencies) of TBS for all pre-merger periods are reflected at TBS's historical cost basis of accounting. Certain reclassifications have been made to TBS's ratios of earnings to fixed charges for pre-merger periods to conform to the post-merger presentation.

     The ratio of earnings to fixed charges of each of the Issuer and TWC for the six months ended June 30, 1998 reflects the transfer of cable television systems (or interests therein) serving approximately 650,000 subscribers that were formerly owned by subsidiaries of TWC to the TWE-Advance/Newhouse Partnership, subject to approximately $1 billion of debt, in exchange for common and preferred partnership interests therein, as well as certain related transactions.

     The ratio of earnings to fixed charges of each of the Issuer and TWC for 1996 reflects (a) the use of approximately $1.55 billion of net proceeds from the issuance of 1.6 million shares of 10 1/4% Series M Exchangeable Preferred Stock, having an aggregate liquidation preference of $1.6 billion, to reduce outstanding indebtedness, (b) the acquisition of Cablevision Industries Corporation and related companies, including the assumption or incurrence of approximately $2 billion of indebtedness and, with respect to the Issuer only,
(c) the TBS Transaction, including the assumption of approximately $2.8 billion of indebtedness.

     The ratio of earnings to fixed charges of each of the Issuer and TWC for 1995 reflects (a) the acquisition of KBLCOM Incorporated and Summit Communications Group, Inc., including the assumption or incurrence of approximately $1.3 billion of indebtedness and (b) the exchange by Toshiba Corporation and ITOCHU Corporation of their direct and indirect interests in TWE.

                                                                   SIX MONTHS
                                                                      ENDED
                                                                    JUNE 30,                YEARS ENDED DECEMBER 31,
                                                                 ---------------   ------------------------------------------
                                                                  1998     1997     1997     1996     1995     1994     1993
                                                                 ------   ------   ------   ------   ------   ------   ------

Issuer........................................................    1.4x     1.5x     1.6x     1.1x     1.1x     1.1x     1.1x
TWC...........................................................    1.4x     1.6x     1.6x     1.1x     1.1x     1.1x     1.1x

                 SIX MONTHS ENDED                                                                                YEARS ENDED
                     JUNE 30,                                   THREE MONTHS             NINE MONTHS             DECEMBER 31,
              -----------------------       YEAR ENDED             ENDED                    ENDED          ------------------------
                 1998         1997      DECEMBER 31, 1997    DECEMBER 31, 1996       SEPTEMBER 30, 1996     1995     1994     1993
              ----------   ----------   ------------------   ------------------      -------------------   ------   ------   ------
TBS........      1.9x         1.5x             2.1x                 1.6x                    $(44)           1.7x     1.3x     1.6x

     For purposes of computing the ratio of earnings to fixed charges, earnings were calculated by adding (i) pretax income, (ii) interest expense, including previously capitalized interest amortized to expense and the portion of rents representative of an interest factor for the Issuer, TWC and TBS and their respective majority-owned subsidiaries, (iii) the Issuer's, TWC's and TBS's respective proportionate share of the items included in (ii) above for their 50%-owned companies, (iv) preferred stock dividend requirements of majority-owned subsidiaries, (v) minority interest in the income of majority-owned subsidiaries that have fixed charges and (vi) the amount of undistributed losses of each of the Issuer's, TWC's and TBS's less than 50%-owned companies. Fixed charges consist of (i) interest expense, including interest capitalized and the portion of rents representative of an interest factor for the Issuer, TWC and TBS and their respective majority-owned subsidiaries, (ii) the Issuer's, TWC's and TBS's respective proportionate share of such items for their 50%-owned companies and (iii) preferred stock dividend requirements of majority-owned subsidiaries. Earnings as defined include significant noncash charges for depreciation and amortization. Fixed charges of the Issuer and TWC for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996, 1995 and 1994 include noncash interest expense of $29 million, $49 million, $96 million, $91 million, $176 million and $219 million, respectively, principally relating to certain noncash interest-bearing indebtedness of TWC outstanding during those periods. Fixed charges of the Issuer for the six months ended June 30, 1997 and the years ended December 31, 1997 and 1996 include an additional
$2 million, $2 million and $5 million, respectively, in noncash interest expense relating to TBS's noncash interest-bearing indebtedness outstanding during those periods. Fixed charges of TBS include noncash interest expense of $2 million, $2 million, $5 million, $14 million, $18 million, $17 million and $29 million for the six months ended June 30, 1997, the year ended December 31, 1997, the three months ended December 31, 1996, the nine months ended September 30, 1996 and the years ended December 31, 1995, 1994 and 1993, respectively.

                                USE OF PROCEEDS

     Except as otherwise set forth in the Prospectus Supplement, the net proceeds to the Issuer from the sale of Debt Securities will be used by the Issuer to either (i) redeem the Issuer's 10 1/4% Series M Exchangeable Preferred Stock or (ii) repurchase, redeem or otherwise repay indebtedness of the Issuer and its subsidiaries, including TWC and/or TBS. Additional information on the use of net proceeds from the sale of any particular Debt Securities will be set forth in the Prospectus Supplement relating to such Debt Securities.

             DESCRIPTION OF THE DEBT SECURITIES AND THE GUARANTEES

GENERAL

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of any Debt Securities and the extent, if any, to which such general provisions will not apply to such Debt Securities will be described in the Prospectus Supplement relating to such Debt Securities.

     The Debt Securities will be issued from time to time in series under an Indenture dated as of June 1, 1998 (the 'Indenture'), among the Issuer, TWC, TBS and The Chase Manhattan Bank (the 'Trustee'), as Trustee. The statements set forth below are brief summaries of certain provisions contained in the Indenture, which summaries do not purport to be complete and are qualified in their entirety by reference to the Indenture, a copy of which is an Exhibit to the Registration Statement of which this Prospectus is a part. Numerical references in parentheses below are to articles or sections of the Indenture, unless otherwise indicated. Wherever defined terms are used but not defined herein, such terms shall have the meanings assigned to them in the Indenture, it being intended that such referenced articles and sections of the Indenture and such defined terms shall be incorporated herein by reference.

     The Indenture does not limit the amount of Debt Securities which may be issued thereunder and Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Issuer. Any such limit applicable to a particular series will be specified in the Prospectus Supplement relating to that series.

     Reference is made to the Prospectus Supplement for the following terms of each series of Debt Securities in respect to which this Prospectus is being delivered: (i) the designation, date, aggregate principal amount, currency or currency unit of payment if other than United States dollars and authorized denominations of such Debt Securities; (ii) the date or dates on which such Debt Securities will mature (which may be fixed or extendible); (iii) the rate or rates (or manner of calculation thereof), if any, per annum at which such Debt Securities will bear interest; (iv) the dates, if any, on which such interest will be payable; (v) the terms of any mandatory or optional redemption (including any sinking, purchase or analogous fund) and any purchase at the option of holders (including whether any such purchase may be paid in cash, common stock or other securities or property); (vi) whether such Debt Securities are to be issued in the form of Global Securities and, if so, the identity of the Depository (as defined) with respect to such Global Securities; and (vii) any other specific terms.

     Unless otherwise set forth in the Prospectus Supplement, interest on outstanding Debt Securities will be paid to holders of record on the date which is 15 days prior to the date such interest is to be paid. Unless otherwise specified in the Prospectus Supplement, Debt Securities will be issued in fully registered form only and in denominations of $1,000 and integral multiples thereof. Unless otherwise specified in the Prospectus Supplement, the principal amount of the Debt Securities will be payable at the corporate trust office of the Trustee in New York, New York. The Debt Securities may be presented for transfer or exchange at such office unless otherwise specified in the Prospectus Supplement, subject to the limitations provided in the Indenture, without any service charge, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charges payable in connection therewith. (Section 3.05)

GUARANTEES

     Under the Guarantees, each of TWC and TBS, as primary obligor and not merely as surety, will irrevocably and unconditionally guarantee, to each Holder of Debt Securities, and to the Trustee and its successors and assigns, (i) the full and punctual payment of principal of and interest on the Debt Securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Issuer under the Indenture (including obligations to the Trustee) and the Debt Securities and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Issuer under the Indenture and the Debt Securities. The Guarantees constitute guarantees of payment, performance and compliance and not merely of collection. The obligations of each of TWC and TBS under the Indenture will be unconditional irrespective of the absence or existence of any action to enforce the same, the recovery of any judgment against the Issuer or the other Guarantor or any waiver or amendment of the provisions of the Indenture or the Debt Securities to the extent that any such action or similar action would otherwise constitute a legal or equitable discharge or defense of a guarantor (except that each such waiver or amendment shall be effective in accordance with its terms). The obligations of TWC and TBS to make any payments may be satisfied by causing the Issuer to make such payments. If any Holder of any Debt Security or the Trustee is required by a court or otherwise to return to the Issuer, TWC or TBS, or any custodian, trustee, liquidator or other similar official acting in relation to any of the Issuer, TWC or TBS, any amount paid by any of them to the Trustee or such Holder, the Guarantee of TWC and the Guarantee of TBS, to the extent theretofore discharged, shall be reinstated in full force and effect. Further, TWC and TBS agree to pay any and all costs and expenses (including reasonable attorneys' fees) incurred by the Trustee or any Holder of Debt Securities in enforcing any of their respective rights under the Guarantees. The Indenture provides that each of the Guarantees of TWC and TBS is limited to the maximum amount that can be guaranteed by TWC or TBS, respectively, without rendering the relevant Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. (Article XIII)

RANKING

     Unless otherwise specified in a Prospectus Supplement for a particular series of Debt Securities, all series of Debt Securities will be senior indebtedness of the Issuer and will be direct, unsecured obligations of the Issuer, ranking on a parity with all other unsecured and unsubordinated obligations of the Issuer, and the Guarantees will be senior obligations of TWC and TBS and will be direct unsecured obligations of TWC and TBS, ranking on a parity with all other unsecured and unsubordinated obligations of TWC and TBS. Each of the Issuer, TWC and TBS is a holding company and the Debt Securities and the Guarantees will be effectively subordinated to all existing and future liabilities, including indebtedness, of the subsidiaries of the Issuer, TWC and TBS, respectively. See 'Holding Company Structure'.

CERTAIN COVENANTS

     Limitation on Liens. The Indenture provides that neither the Issuer nor any Material Subsidiary of the Issuer shall incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness for money borrowed that is secured by a lien on any asset now owned or hereafter acquired by it unless the Issuer makes or causes to be made effective provision whereby the Debt Securities will be secured by such lien equally and ratably with (or prior to) all other indebtedness thereby secured so long as any such indebtedness shall be secured. The foregoing restriction does not apply to the following:

          (i) liens existing as of the date of the Indenture;

          (ii) liens created by Subsidiaries of the Issuer to secure indebtedness of such Subsidiaries to the Issuer or to one or more other Subsidiaries of the Issuer;

          (iii) liens affecting property of a person existing at the time it becomes a Subsidiary of the Issuer or at the time it merges into or consolidates with the Issuer or a Subsidiary of the Issuer or at the time of a sale, lease or other disposition of all or substantially all of the properties of such person to the Issuer or its Subsidiaries;

          (iv) liens on property existing at the time of the acquisition thereof or incurred to secure payment of all or a part of the purchase price thereof or to secure Indebtedness incurred prior to, at the time of, or within one year after the acquisition thereof for the purpose of financing all or part of the purchase price thereof;

          (v) liens on any property to secure all or part of the cost of improvements or construction thereon or indebtedness incurred to provide funds for such purpose in a principal amount not exceeding the cost of such improvements or construction;

          (vi) liens consisting of or relating to the sale, transfer or financing of motion pictures, video and television programs, sound recordings, books or rights with respect thereto or with so-called tax shelter groups or other third-party investors in connection with the financing of such motion

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     pictures, video and television programming, sound recordings or books in the ordinary course of business and the granting to the Issuer or any of its Subsidiaries of rights to distribute such motion pictures, video and television programming, sound recordings or books; provided, however, that no such lien shall attach to any asset or right of the Issuer or its Subsidiaries (other than (1) the motion pictures, video and television programming, sound recordings, books or rights which were sold, transferred to or financed by the tax shelter group or third-party investors in question or the proceeds arising therefrom and (2) the stock or equity interests of a Subsidiary substantially all of the assets of which consist of such motion pictures, video and television programming, sound recordings, books or rights and related proceeds);

          (vii) liens on shares of stock, indebtedness or other securities of a Person that is not a Subsidiary;

          (viii) liens on Works which either (1) existed in such Works before the time of their acquisition and were not created in anticipation thereof, or (2) were created solely for the purpose of securing obligations to financiers, producers, distributors, exhibitors, completion guarantors, inventors, copyright holders, financial institutions or other participants incurred in the ordinary course of business in connection with the acquisition, financing, production, completion, distribution or exhibition of Works.

          (ix) any lien on the office building and hotel complex located in Atlanta, Georgia known as the CNN Center Complex, including the parking decks for such complex (to the extent such parking decks are owned or leased by the Issuer or its Subsidiaries), or any portion thereof and all property rights therein and the products, revenues and proceeds therefrom created as part of any mortgage financing or sale-leaseback of the CNN Center Complex;

          (x) liens on satellite transponders and all property rights therein and the products, revenues and proceeds therefrom which secure obligations incurred in connection with the acquisition, utilization or operation of such satellite transponders or the refinancing of any such obligations;

          (xi) restrictions on the Atlanta National League Baseball Club, Inc. and Atlanta Hawks, Ltd and their respective assets imposed by Major League Baseball or the Commissioner of Baseball, and the National Basketball Association, respectively, including, without limitation, restrictions on the transferability of the Issuer's or any of its Subsidiaries' interests therein;

          (xii) liens on capital leases entered into after the date of the Indenture provided that such liens extend only to the property or assets that are the subject of such capital leases;

          (xiii) Liens resulting from progress payments or partial payments under United States government contracts or subcontracts;

          (xiv) other liens arising in connection with indebtedness of the Issuer and its Subsidiaries in an aggregate principal amount for the Issuer and its Subsidiaries not exceeding at the time such lien is issued, created or assumed the greater of (A) 10% of the Consolidated Net Worth of the Issuer and (B) $500 million; and

          (xv) any extensions, renewal or replacement of any lien referred to in the foregoing clauses (i) through (xiv) inclusive, or of any indebtedness secured thereby; provided that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, or at the time the lien was issued, created or assumed or otherwise permitted, and that such extension, renewal or replacement lien shall be limited to all or part of substantially the same property which secured the lien extended, renewed or replaced (plus improvements on such property). (Section 10.06)

     Limitation on Merger, Consolidation and Certain Sales of Assets. The Indenture provides that neither the Issuer, TWC nor TBS will merge or consolidate with or into, or convey or transfer its property substantially as an entirety to, any Person unless (a) (i) in the case of the Issuer, such successor Person is organized and existing under the laws of the United States or any State thereof or the District of Columbia and (ii) in the case of TWC or TBS, such successor Person is either the Issuer or a Person organized and existing under the laws of the United States or any State thereof or the District of Columbia, (b) (i) in the case of the Issuer, such successor Person assumes the Issuer's obligations under

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the Indenture and the Debt Securities on the same terms and conditions and (ii)
in the case of TWC or TBS, such successor Person assumes TWC's or TBS's obligations under the Indenture and the Guarantees on the same terms and conditions and (c) immediately after giving effect to such transactions, there is no default under the Indenture. (Sections 8.01 and 8.02)

     Other than the restrictions in the Indenture on liens described above, the Indenture and the Debt Securities do not contain any covenants or other provisions designed to afford Holders of Debt Securities protection in the event of a recapitalization or highly leveraged transaction involving the Issuer.

     Any additional covenants of the Issuer, TWC or TBS pertaining to a series of Debt Securities will be set forth in a Prospectus Supplement relating to such series of Debt Securities.

CERTAIN DEFINITIONS

     The following are certain of the terms defined in the Indenture:

          'Consolidated Net Worth' means, with respect to the Issuer, at the date of any determination, the consolidated stockholders' or owners' equity of the Issuer and its Subsidiaries, determined on a consolidated basis in accordance with GAAP consistently applied.

          'GAAP' means generally accepted accounting principles as such principles are in effect as of the date of the Indenture.

          'Material Subsidiary' means, with respect to the Issuer, any Person that is a Subsidiary if at the end of the most recent fiscal quarter of the Issuer, the aggregate amount, determined in accordance with GAAP consistently applied, of securities of, loans and advances to, and other investments in, such Person held by the Issuer and its other Subsidiaries exceeded 10% of the Issuer's Consolidated Net Worth.

          'Person' means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

          'Subsidiary' means, with respect to any Person, any corporation more than 50% of the voting stock of which is owned directly or indirectly by such Person, and any partnership, association, joint venture or other entity in which such Person owns more than 50% of the equity interests or has the power to elect a majority of the board of directors or other governing body.

          'Works' means motion pictures, video, television, interactive or multi-media programming, audio-visual works, sound recordings, books and other literary or written material, any software, copyright or other intellectual property related thereto, acquired directly or indirectly after the date of the Indenture by purchase, business combination, production, creation or otherwise, any component of the foregoing or rights with respect thereto, and all improvements thereon, products and proceeds thereof and revenues derived therefrom.

DEFEASANCE

     The Indenture provides that the Issuer (and to the extent applicable, TWC and TBS), at its option, (a) will be Discharged from any and all obligations in respect of any series of Debt Securities (except in each case for certain obligations to register the transfer or exchange of Debt Securities, replace stolen, lost or mutilated Debt Securities, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with the covenants described above under 'Certain Covenants' and any other restrictive covenants described in a Prospectus Supplement relating to such series of Debt Securities, and certain Events of Default (other than those arising out of the failure to pay interest or principal on the Debt Securities of a particular series and certain events of bankruptcy, insolvency and reorganization) will no longer constitute Events of Default with respect to such series of Debt Securities, in each case if the Issuer deposits with the applicable Trustee, in trust, money or the equivalent in securities of the government which issued the currency in which the Debt Securities are denominated or government agencies backed by the full faith and credit of such government, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance

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
with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest on, such series on the dates such payments are due in accordance with the terms of such series. To exercise any such option, the Issuer is required, among other things, to deliver to the Trustee an opinion of counsel to the effect that (i) the deposit and related defeasance would not cause the Holders of such series to recognize income, gain or loss for Federal income tax purposes and, in the case of a Discharge pursuant to clause (a), accompanied by a ruling to such effect received from or published by the United States Internal Revenue Service and
(ii) the creation of the defeasance trust will not violate the Investment Company Act of 1940, as amended. In addition, the Issuer is required to deliver to the Trustee an Officers' Certificate stating that such deposit was not made by the Issuer with the intent of preferring the Holders over other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others. (Article IV)

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The Indenture provides that, if an Event of Default specified therein with respect to any series of Debt Securities issued thereunder shall have happened and be continuing, either the Trustee thereunder or the Holders of 25% in aggregate principal amount of the outstanding Debt Securities of such series (or 25% in aggregate principal amount of all outstanding Debt Securities under the Indenture, in the case of certain Events of Default affecting all series of Debt Securities under the Indenture) may declare the principal of all the Debt Securities of such series to be due and payable. (Section 5.02)

     Events of Default in respect of any series are defined in the Indenture as being: (i) default for 30 days in payment of any interest installment with respect to such series; (ii) default in payment of principal of, or premium, if any, on, or any sinking fund or analogous obligation with respect to, Debt Securities of such series when due at their stated maturity, by declaration or acceleration, when called for redemption or otherwise; (iii) default for 90 days after notice to the Issuer (or TWC or TBS, if applicable) by the Trustee thereunder or by Holders of 25% in aggregate principal amount of the outstanding Debt Securities of such series in the performance of any covenant pertaining to Debt Securities of such series; (iv) failure to pay when due, upon final maturity or upon acceleration, the principal amount of any indebtedness for money borrowed of the Issuer, TWC or TBS in excess of $50 million, if such indebtedness is not discharged, or such acceleration is not annulled, within 60 days after written notice; (v) certain events of bankruptcy, insolvency and reorganization with respect to the Issuer or any Material Subsidiary thereof which is organized under the laws of the United States or any political sub-division thereof and (vi) any Guarantee, ceasing to be, or asserted by any Guarantor as not being, in full force and effect, enforceable according to its terms, except to the extent contemplated by the Indenture. (Section 5.01)

     Any additions, deletions or other changes to the Events of Default which will be applicable to a series of Debt Securities will be described in the Prospectus Supplement relating to such series of Debt Securities.

     The Indenture provides that the Trustee thereunder will, within 90 days after the occurrence of a default with respect to the Debt Securities of any series, give to the Holders of the Debt Securities of such series notice of all uncured and unwaived defaults known to it; provided that, except in the case of default in the payment of principal of, premium, if any, or interest, if any, on any of the Debt Securities of such series, the Trustee thereunder will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the Holders of the Debt Securities of such series. The term 'default' for the purpose of this provision means the happening of any of the Events of Default specified above, except that any grace period or notice requirement is eliminated. (Section 6.02)

     The Indenture contains provisions entitling the Trustee, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, to be indemnified by the Holders of the Debt Securities before proceeding to exercise any right or power under the Indenture at the request of Holders of the Debt Securities. (Section 6.03)

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     The Indenture provides that the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting proceedings for remedies available to the Trustee or exercising any trust or power conferred on the Trustee in respect of such series, subject to certain conditions. (Section 5.12)

     In certain cases, the Holders of a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of such series waive any past default or Event of Default with respect to the Debt Securities of such series except, among other things, a default not theretofore cured in payment of the principal of, or premium, if any, or interest, if any, on any of the Debt Securities of such series. (Section 5.13)

     The Indenture includes a covenant that the Issuer will file annually with the Trustee a certificate of no default or specifying any default that exists. (Section 10.04)

MODIFICATION OF THE INDENTURE

     The Issuer and the Trustee may, without the consent of the Holders of the Debt Securities, enter into indentures supplemental to the Indenture for, among others, one or more of the following purposes: (i) to evidence the succession of another Person to the Issuer, TWC or TBS, and the assumption by such successor of the Issuer's, TWC's or TBS's obligations under the Indenture and the Debt Securities of any series or the Guarantees relating thereto; (ii) to add covenants of the Issuer, TWC or TBS, or surrender any rights of the Issuer, TWC or TBS, for the benefit of the Holders of Debt Securities of any or all series;
(iii) to cure any ambiguity, or correct any inconsistency in the Indenture;
(iv) to evidence and provide for the acceptance of any successor Trustee with respect to one or more series of Debt Securities or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with the Indenture; (v) to establish the form or terms of any series of Debt Securities; and (vi) to provide any additional Events of Default. (Section 9.01)

     The Indenture contains provisions permitting the Issuer and the Trustee thereunder, with the consent of the Holders of a majority in principal amount of the outstanding Debt Securities of all series to be affected voting as a single class, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the Holders of the Debt Securities of such series to be affected, except that no such supplemental indenture may, without the consent of the Holders of affected Debt Securities, among other things, change the fixed maturity of any Debt Securities, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce the number of shares of any common stock or other securities to be delivered by the Issuer in respect of a conversion of any convertible Debt Securities, or amend or modify the terms of either Guarantee in a manner adverse to the Holders or reduce the aforesaid percentage of Debt Securities of any series the consent of the Holders of which is required for any such supplemental indenture. (Section 9.02)

THE TRUSTEE

     The Chase Manhattan Bank is the Trustee under the Indenture. The Trustee is a depository for funds and performs other services for, and transacts other banking business with, the Company in the normal course of business.

GOVERNING LAW

     The Indenture will be governed by, and construed in accordance with, the laws of the State of New York.

                               GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depository (the 'Depository') identified in the Prospectus Supplement relating to such series. Global Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a

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nominee of such Depository to such Depository or another nominee of such
Depository or by the Depository or any nominee of such Depository to a successor Depository or any nominee of such successor.

     The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. Unless otherwise specified in the Prospectus Supplement, the Issuer anticipates that the following provisions will apply to depository arrangements.

     Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ('Participants'). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Debt Securities or by the Issuer if such Debt Securities are offered and sold directly by the Issuer. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depository or its nominee (with respect to interests of Participants) and records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, pledge or transfer beneficial interests in a Global Security.

     So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depository for such Global Security and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Issuer understands that under existing industry practices, if the Issuer requests any action of holders or if an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depository for such Global Security would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize beneficial owners owning through such Participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

     Payments of principal of and any premium and any interest on individual Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. None of the Issuer, the Trustee, any paying agent or the registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Issuer expects that the Depository for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Debt Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depository or its nominee. The Issuer also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name'. Such payments will be the responsibility of such Participants.

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     If a Depository for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Issuer within 90 days, the Issuer will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, the Issuer may, at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of such series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such series of Debt Securities. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by the Issuer, of $1,000 and integral multiples thereof. Any Debt Securities issued in definitive form in exchange for a Global Security will be registered in such name or names as the Depository shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depository from Participants with respect to ownership of beneficial interests in such Global Security.

                           HOLDING COMPANY STRUCTURE

     Each of the Issuer, TWC and TBS is a holding company, the assets of which consist primarily of investments in its consolidated and unconsolidated subsidiaries. The assets of the Issuer consist primarily of its investment in TWC and TBS. The assets of TWC consist primarily of its investments in its consolidated and unconsolidated subsidiaries, including TWE. Although the assets of TBS consist primarily of investments in its consolidated and unconsolidated subsidiaries, TBS also directly owns certain assets that are used in the operation of WTBS, a television station in Atlanta, Georgia and TBS, a copyright-paid cable programming service and certain retail stores that together represent less than 5% of the consolidated assets of TBS at June 30, 1998. A substantial portion of the consolidated liabilities of the Issuer, TWC and TBS have been incurred by subsidiaries. TWE, which is not consolidated with either the Issuer or TWC for financial reporting purposes, also has substantial indebtedness and other liabilities. The rights of the Issuer, TWC and TBS and the rights of their creditors, including Holders of Debt Securities, to participate in the distribution of assets of any person in which the Issuer, TWC or TBS owns an equity interest (including any subsidiary and TWE) upon such person's liquidation or reorganization will be subject to prior claims of such person's creditors, including trade creditors, except to the extent that the Issuer, TWC or TBS may be a creditor with recognized claims against such person (in which case the claims of the Issuer, TWC and TBS would still be subject to the prior claims of any secured creditor of such person and of any holder of indebtedness of such person that is senior to that held by the Issuer, TWC or
TBS). Accordingly, the Holders of Debt Securities may be deemed to be effectively subordinated to such claims. As of June 30, 1998, the consolidated and unconsolidated subsidiaries of the Issuer (excluding TWC and TBS), TWC and TBS had an aggregate of approximately $20 billion of outstanding liabilities, including indebtedness.

     The ability of each of the Issuer, TWC and TBS to service its indebtedness and other obligations, including the Debt Securities and the Guarantees, respectively, and the ability of each of them to pay dividends on its common and/or preferred stock is dependent primarily upon the earnings and cash flow of their respective consolidated and unconsolidated subsidiaries and the distribution or other payment to them of such earnings and cash flow.

     The TWE Agreement of Limited Partnership and its bank credit facilities limit distributions and other transfers of funds to the Issuer and TWC.

                              PLAN OF DISTRIBUTION

     The Issuer may sell the Debt Securities to one or more underwriters or dealers for public offering and sale by them or may sell the Debt Securities to investors directly or through agents. The Prospectus Supplement with respect to the Debt Securities offered thereby describes the terms of the offering of such Debt Securities and the method of distribution of the Debt Securities offered thereby and identifies any firms acting as underwriters, dealers or agents in connection therewith.

     The Debt Securities may be distributed from time to time in one or more transactions at a fixed price or prices (which may be changed) or at prices determined as specified in the Prospectus Supplement. In connection with the sale of the Debt Securities, underwriters, dealers or agents may be deemed to have received compensation from the Issuer in the form of underwriting discounts or

                                       13



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
commissions and may also receive commissions from purchasers of the Debt Securities for whom they may act as agent. Underwriters may sell the Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. Certain of the underwriters, dealers or agents who participate in the distribution of the Debt Securities may engage in other transactions with, and perform other services for, the Issuer, TWC and TBS in the ordinary course of business.
     Any underwriting compensation paid by the Issuer to underwriters or agents in connection with the offering of the Debt Securities, and any discounts, concessions or commissions allowed by underwriters to dealers, are set forth in the Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on the resale of the Debt Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with the Issuer, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

                                 LEGAL OPINIONS
     Certain legal matters in connection with the Debt Securities will be passed upon for the Issuer, TWC and TBS by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York and for the Underwriters, if any, named in a Prospectus Supplement, by Shearman & Sterling, 599 Lexington Avenue, New York, New York.

                                    EXPERTS
     The consolidated financial statements and schedules of the Issuer and TWE appearing in the Issuer's 1997 Form 10-K have been audited by Ernst & Young LLP, Independent Auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.
     The consolidated financial statements of TBS, as of December 31, 1994 and 1995, and for the three years in the period ended December 31, 1995, incorporated by reference in this Prospectus from the Issuer's 1997 Form 10-K, have been audited by PricewaterhouseCoopers LLP, Independent Accountants, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     No person is authorized to give any information or to make any representations other than those contained in this Prospectus or any accompanying Prospectus Supplement in connection with the offer made by this Prospectus or any Prospectus Supplement, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Issuer, TWC or TBS or by any underwriter, dealer or agent. This Prospectus and any Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which they relate. Neither the delivery of this Prospectus and any accompanying Prospectus Supplement nor any sale of or offer to sell the Debt Securities offered hereby shall, under any circumstances, create an implication that there has been no change in the affairs of the Issuer, TWC or TBS or that the information herein is correct as of any time after the date hereof. This Prospectus and any accompanying Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any of the Debt Securities offered hereby in any State to any person to whom it is unlawful to make such offer or solicitation in such State.

                                       14



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